Exhibit 99
NEWS RELEASE
Gray Reports Operating Results
For the Three-Month and Nine-Month Periods Ended September 30, 2010
     Atlanta, Georgia — November 8, 2010. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three-month period (the “third quarter”) and nine-month period ended September 30, 2010 as compared to the three-month and nine-month periods ended September 30, 2009.
Special Comment on 2010 Political Advertising Revenue:
     For the three and nine month periods ended September 30, 2010, political advertising revenue was $16.0 million and $24.4 million, respectively, both of which exceeded our initial expectations. Based on our preliminary estimated results for the quarter ending December 31, 2010, we presently believe that political advertising revenue will approximate $33.0 million for the period and that full year 2010 political advertising revenue will approximate $57.5 million; both setting all time records for Gray. See below for more detail regarding our current expectations for our results of operations, including political advertising revenue, for the quarter ending December 31, 2010.
Highlights:
     For the three-month and nine-month periods ended September 30, 2010, our total net revenue, broadcast expenses and corporate and administrative expenses were as follows:

	Three Months Ended September 30,
	2010	2009	% Change
	(in thousands except for percentages)
Revenues (less agency commissions)	$85,345	$66,446	28%

Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast	$49,796	$46,173	8%

Corporate and administrative	$3,369	$3,308	2%

	Nine Months Ended September 30,
	2010	2009	% Change
	(in thousands except for percentages)
Revenues (less agency commissions)	$231,463	$192,857	20%

Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast	$143,455	$136,994	5%

Corporate and administrative	$10,128	$10,946	(7)%
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

     Our operating results from the third quarter of 2010 exceeded our initial forecasts. We experienced improvements in all major revenue classifications, including local, national and political advertising revenue, in the third quarter of 2010 compared to the third quarter of 2009. We experienced positive period over period results in the first and second quarters of 2010 and that trend continued in the third quarter of 2010. We have benefited and continue to believe that we are well positioned to benefit from further expected increases in political advertising in 2010. While our revenues have increased, we also continue to focus on controlling our operating costs.
Comments on Results of Operations for the Three-Month Period Ended September 30, 2010:
Revenue.
     Total revenue increased $18.9 million, or 28%, to $85.3 million for the three-month period ended September 30, 2010 compared to the three-month period ended September 30, 2009 reflecting increases in political, local, national and internet advertising revenue, retransmission consent revenue, production and other revenue and consulting revenue. Local, national and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. Political advertising revenue increased due to increased advertising from political candidates and special interest groups in advance of elections in November 2010. Retransmission revenue increased due to the improved terms of our retransmission contracts compared to those in effect during the three-month period ended September 30, 2009. We continued to earn consulting revenue from our agreement with Young Broadcasting, Inc. This agreement was effective August 10, 2009, and the increase in revenue from the agreement was due to it being in place for only a portion of the three-month period ended September 30, 2009.
     The principal components of our revenue were as follows:
     Local advertising revenue increased $3.1 million, or 8%, to $44.3 million.
     National advertising revenue increased $1.5 million, or 12%, to $14.3 million.
     Internet advertising revenue increased $0.4 million, or 14%, to $3.3 million.
     Political advertising revenue increased $13.0 million, or 422%, to $16.0 million.
     Retransmission consent revenue increased $0.3 million, or 8%, to $4.7 million.
     Production and other revenue increased $0.3 million, or 17%, to $2.0 million.
     Consulting revenue from our agreement with Young Broadcasting, Inc. increased $0.2 million, or 76% to $0.6 million.
     Advertising revenue categories by customer type, excluding political advertising, demonstrating significant improvement during the three-month period ended September 30, 2010 compared to the three-month period ended September 30, 2009 were: automotive, increasing 26%; medical services, increasing 18%; communications, increasing 11%; and financial and insurance services, increasing 11%. Revenue categories reflecting period over period declines were: paid programming, decreasing 10%; restaurants, decreasing 10%; and home improvement, decreasing 4%.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $3.6 million, or 8%, to $49.8 million. The increase was due primarily to an increase in payroll expense of $3.2 million and national sales representation expense of $0.9 million, partially offset by a decrease in employee benefit expense of $0.3 million. Payroll expense increased primarily due to increases in sales and certain other accrued incentive compensation due to the increase in advertising revenue discussed above. National sales representation fees earned by third parties also increased due to increased advertising revenue. National sales representation expense is equal to a certain percentage of our national sales revenue (including certain

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 2 of 13

political advertising revenue) and increases as this revenue increases. Employee benefit expense decreased due to a lower amount of health care claims. As of September 30, 2010 and 2009, we employed 2,164 and 2,202 employees, respectively, in our broadcast operations. Since December 31, 2007, we have decreased the total number of employees in our broadcast operations by 261 persons, a decrease of 10.8%.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.1 million, or 2%, to $3.4 million. The increase was due primarily to an increase in payroll expense of $0.5 million partially offset by a decrease in relocation expense of $0.2 million and consulting expense of $0.1 million. The increase in payroll expense was due primarily to an increase in accrued bonus compensation of $0.7 million for certain executive officers, resulting from the increase in revenues discussed above, partially offset by a decrease in non-cash stock-based compensation expense of $0.3 million. We recorded non-cash stock-based compensation expense during the three-month periods ended September 30, 2010 and 2009 of $57,000 and $346,000, respectively. Non-cash stock-based compensation expense decreased due to the majority of our outstanding stock options becoming fully vested. Relocation expense decreased due to the relocation of certain employees in the third quarter of 2009, while no similar relocations took place in the third quarter of 2010. Consulting expense decreased due to the expiration, on December 31, 2009, of a consulting agreement with our former Chairman.
Comments on Results of Operations for the Nine-Month Period Ended September 30, 2010:
Revenue.
     Total revenue increased $38.6 million, or 20%, to $231.5 million for the nine-months ended September 30, 2010 compared to the nine-months ended September 30, 2009, reflecting increases in political, local, national and internet advertising revenue and retransmission consent revenue, production and other revenue and consulting revenue. Local, national and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. Political advertising revenues increased due to increased advertising from political candidates and special interest groups. Net advertising revenue associated with the broadcast of the 2010 Super Bowl on our seventeen CBS-affiliated stations approximated $860,000 which was an increase from our approximate $750,000 of Super Bowl revenues earned in 2009 on our ten NBC-affiliated stations. In addition, results in the nine-month period ended September 30, 2010 benefited from approximately $2.8 million of net revenues earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated stations. There was no corresponding broadcast of Olympic Games during the nine-month period ended September 30, 2009. Retransmission revenue increased due to the improved terms of our retransmission contracts compared to those in effect during the nine-month period ended September 30, 2009. We continued to earn consulting revenue from our agreement with Young Broadcasting, Inc. The increase was due to the agreement being effective for only a portion of the nine-month period ended September 30, 2009.
     The principal components of our revenue were as follows:
     Local advertising revenue increased $10.0 million, or 8%, to $133.7 million.
     National advertising revenue increased $4.0 million, or 11%, to $42.0 million.
     Internet advertising revenue increased $1.3 million, or 16%, to $9.5 million.
     Political advertising revenue increased $19.4 million, or 386%, to $24.4 million.
     Retransmission consent revenue increased $2.1 million, or 17%, to $14.0 million.
     Production and other revenue increased $0.6 million, or 12%, to $5.8 million.
     Consulting revenue from our agreement with Young Broadcasting, Inc. increased $1.3 million or 427%, to $1.7 million.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 3 of 13

     Advertising revenue categories by customer type, excluding political advertising, demonstrating significant improvement during the nine-month period ended September 30, 2010 compared to the nine-month period ended September 30, 2009 were: automotive, increasing 38%; financial and insurance services, increasing 16%; medical services, increasing 16%; supermarkets, increasing 12%; and home improvement, increasing 5%. Revenue categories reflecting period over period declines were: paid programming, decreasing 17%; communications, decreasing 10%; and restaurants, decreasing 8%.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $6.5 million, or 5%, to $143.5 million. This increase was primarily due to increases in payroll expense of $5.2 million, national sales representation expense of $1.4 million, employee benefit expense of $0.1 million and market research expense of $0.2 million, partially offset by decreases in electricity expense of $0.4 million and bad debt expense of $0.4 million. Payroll expense increased primarily due to increases in sales and certain other accrued incentive compensation of $4.7 million due to the increase in advertising revenue discussed above. National sales representation fees earned by third parties also increased due to increased advertising revenue. National sales representation expense is equal to a certain percentage of our national sales revenue (including certain political advertising revenue) and increases as this revenue increases. Employee benefit expense increased due to an increase in pension expense of $0.7 million which was largely offset by a decrease in health care expense of $0.6 million. Bad debt expense decreased primarily due to an improvement in the quality of our accounts receivable balances. We attribute this to an improving economy and an increased focus on collections. Electricity expenses decreased due to the discontinuance of our analog broadcasts.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) decreased $0.8 million, or 7%, to $10.1 million. The decrease was due primarily to a decrease in relocation expense of $0.6 million, consulting expense of $0.4 million and legal expense of $0.5 million partially offset by an increase in payroll expense of $1.0 million. Relocation expense decreased due to the relocation of certain employees in the first nine months of 2009, while no similar relocations took place in the first nine months of 2010. Consulting expense decreased due to the expiration, on December 31, 2009, of a consulting agreement with our former Chairman. Legal expense decreased due to a decrease in the number of retransmission consent revenue contracts being negotiated in the current period compared to the nine-month period ended September 30, 2009. The increase in payroll expense was due primarily to an increase in bonus compensation expense partially offset by a decrease in non-cash stock-based compensation. Bonus compensation expense increased due to the payment of $1.05 million in bonuses to certain executive officers. In addition, bonus compensation expense increased $0.7 million reflecting the accrual of certain incentive compensation for certain executive officers in the third quarter of 2010 resulting from the increase in revenues discussed above. No bonus payments had been made to or accrued for these individuals in 2009. Non-cash stock-based compensation expense decreased $0.8 million due to the majority of our outstanding stock options becoming fully vested. We recorded non-cash stock-based compensation expense during the nine-month periods ended September 30, 2010 and 2009 of $274,000 and $1,044,000, respectively.
Refinancing Activities in the Current Year:
     During 2010, we have taken a number of actions designed to further strengthen our balance sheet. On March 31, 2010, we amended our senior credit facility. This amendment modified our leverage ratio covenant and certain other terms of our senior credit facility and allowed for additional financial and covenant flexibility. In order to obtain this amendment, we incurred loan issuance costs of approximately $4.5 million, including legal and professional fees. These fees were funded from our existing cash balances. As a result of this amendment, we recorded a loss from early extinguishment of debt of $0.3 million.
     On April 29, 2010, we issued $365.0 million of senior secured third lien notes due 2015 (the “Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933. We used the net proceeds from the issuance of the Notes to, among other things, repay $300.0 million in principal outstanding under our senior credit facility. With the completion of these transactions, we have been able to reduce the total cost of

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Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 4 of 13

borrowings under our senior credit facility from an effective interest rate of the London Interbank Offered Rate (“LIBOR”) plus 8.50% to an effective rate of LIBOR plus 4.25%, achieve additional financial and covenant flexibility, and eliminate certain fees thereunder. We were in compliance with all financial covenants as of September 30, 2010.
Internet Initiatives:
     We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract additional traffic to our websites. Our website page view data for the three-month and nine-month periods ended September 30, 2010 compared to the three-month and nine-month periods ended September 30, 2009 is as follows:
Gray Websites — Aggregate Page Views

	Three Months Ended September 30,
	2010	2009	% Change
	(in millions, except percentages)
Advertising impressions generated	613.8	492.0	25%
Total page views (including mobile page views)	198.9	189.3	5%

	Nine Months Ended September 30,
	2010	2009	% Change
	(in millions, except percentages)
Advertising impressions generated	1,904.9	1,595.0	19%
Total page views (including mobile page views)	623.5	557.2	12%
     We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.
     Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 5 of 13

Other Financial Data:

	September 30, 2010	December 31, 2009
	(in thousands)
Cash	$20,170	$16,000
Long-term debt, including current portion	$845,857	$791,809
Long-term accrued facility fee	$11,139	$18,307
Preferred stock (1)	$37,063	$93,386
Borrowing availability under our senior credit facility	$40,000	$31,681

	Nine Months Ended September 30,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$24,739	$5,438
Net cash used in investing activities	(10,916)	(13,946)
Net cash used in financing activities	(9,653)	(13,941)

Net increase (decrease) in cash	$4,170	$(22,449)

(1)	As of September 30, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.2 million and $12.4 million, respectively. As of December 31, 2009, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $6.6 million and $18.9 million, respectively.
Payment of Principal Balances Under our Senior Credit Facility Subsequent to September 30, 2010
     Subsequent to September 30, 2010 and prior to the issuance of this press release, we permanently pre-paid $15.1 million of our outstanding obligations owed under our senior credit facility. We used cash from operations to fund this payment.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 6 of 13

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	September 30,
			%
	2010	2009	Change
Revenues (less agency commissions)	$85,345	$66,446	28%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	49,796	46,173	8%
Corporate and administrative	3,369	3,308	2%
Depreciation	7,495	8,025	(7)%
Amortization of intangible assets	120	145	(17)%
Gain on disposals of assets, net	(85)	(1,835)	(95)%

	60,695	55,816	9%

Operating income	24,650	10,630	132%
Other income (expense):
Miscellaneous (expense) income, net	(15)	13	(215)%
Interest expense	(16,671)	(19,400)	(14)%

Income (loss) before income tax	7,964	(8,757)
Income tax expense (benefit)	2,456	(3,237)

Net income (loss)	5,508	(5,520)
Preferred dividends (includes accretion of issuance cost of $118 and $301, respectively)	1,789	4,468	(60)%

Net income (loss) available to common stockholders	$3,719	$(9,988)

Basic per share information:
Net income (loss) available to common stockholders	$0.07	$(0.21)

Weighted-average shares outstanding	57,071	48,519	18%

Diluted per share information:
Net income (loss) available to common stockholders	$0.07	$(0.21)

Weighted-average shares outstanding	57,072	48,519	18%

Political advertising revenue (less agency commissions)	$16,042	$3,071	422%

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Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Nine Months Ended
	September 30,
			%
	2010	2009	Change
Revenues (less agency commissions)	$231,463	$192,857	20%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	143,455	136,994	5%
Corporate and administrative	10,128	10,946	(7)%
Depreciation	23,401	24,538	(5)%
Amortization of intangible assets	362	440	(18)%
Gain on disposals of assets, net	(609)	(4,455)	(86)%

	176,737	168,463	5%

Operating income	54,726	24,394	124%
Other income (expense):
Miscellaneous income, net	43	26	65%
Interest expense	(53,713)	(49,520)	8%
Loss on early extinguishment of debt	(349)	(8,352)

Income (loss) before income tax expense (benefit)	707	(33,452)
Income tax benefit	(592)	(12,364)

Net income (loss)	1,299	(21,088)
Preferred dividends (includes accretion of issuance cost of $4,371 and $903, respectively)	12,793	12,569	2%

Net loss available to common stockholders	$(11,494)	$(33,657)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.22)	$(0.69)

Weighted-average shares outstanding	53,394	48,505	10%

Political advertising revenue (less agency commissions)	$24,413	$5,022	386%

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 8 of 13

Guidance for the Fourth Quarter of 2010
We currently anticipate that our broadcast results of operations for the three-month period ending December 31, 2010 (the “fourth quarter of 2010”) will approximate the ranges presented in the table below.

	2010	% Change	2010	% Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2009	Range	2009	2009
		(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$104,500	35%	$105,500	36%	$77,517

OPERATING EXPENSES
(before depreciation, amortization and gain on disposal of assets):
Broadcast	$52,800	4%	$53,300	5%	$50,589
Corporate and administrative	$4,000	24%	$4,200	30%	$3,222

OTHER SELECTED DATA:
Political advertising revenues (less agency commissions)	$33,000	566%	$33,000	566%	$4,954
Comments on Guidance:
Revenue.
     Based on our current forecasts, we currently believe our fourth quarter of 2010 local revenue, excluding political revenue, will approximate the amount of local revenue that we recorded for the three-month period ended December 31, 2009 (the “fourth quarter of 2009”). We currently believe our fourth quarter of 2010 national revenue, excluding political revenue, will decrease from the fourth quarter of 2009 by approximately 6%. These estimates of local and national advertising revenue reflect the reallocation of commercial time sale inventory to political advertisers to meet the air time requests of those political advertisers.
     We anticipate our fourth quarter of 2010 internet revenue will increase from the fourth quarter of 2009 by approximately 16%.
     We anticipate our fourth quarter of 2010 political advertising revenue will increase to approximately $33.0 million.
     We anticipate that our fourth quarter of 2010 retransmission consent revenue will increase approximately $0.8 million, to a total of approximately $4.5 million, reflecting the successful retransmission negotiations concluded in 2009 and 2010.
     We estimate our base consulting revenue will remain stable at $0.6 million for the fourth quarter of 2010.
Broadcast Operating Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated increase in broadcast operating expense for the fourth quarter of 2010 compared to the fourth quarter of 2009 is due primarily to commissions or other accrued incentive compensation expected to be earned by employees and national representation firm fees earned by third parties, both of which would result from higher anticipated revenue.

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Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 9 of 13

Corporate and Administrative Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated increase in corporate expense for the fourth quarter of 2010 as compared to the fourth quarter of 2009 is due primarily to an increase in accrued bonus compensation for certain executive officers. Similar bonuses were not accrued for these executive officers in the fourth quarter of 2009.
Net Revenue By Category:
     The table below presents our net revenue by type for the three-month and nine-month periods ended September 30, 2010 and 2009, respectively (dollars in thousands):

	Three Months Ended September 30,
	2010		2009
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$44,278	51.9%	$41,135	61.9%
National	14,294	16.7%	12,783	19.2%
Internet	3,329	3.9%	2,925	4.4%
Political	16,042	18.8%	3,071	4.6%
Retransmission consent	4,658	5.5%	4,312	6.5%
Production and other	2,022	2.4%	1,735	2.6%
Network compensation	172	0.2%	172	0.3%
Consulting revenue	550	0.6%	313	0.5%

Total	$85,345	100.0%	$66,446	100.0%

	Nine Months Ended September 30,
	2010		2009
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$133,675	57.8%	$123,693	64.1%
National	42,036	18.2%	38,031	19.7%
Internet	9,525	4.1%	8,200	4.3%
Political	24,413	10.5%	5,022	2.6%
Retransmission consent	13,967	6.0%	11,911	6.2%
Production and other	5,808	2.5%	5,205	2.7%
Network compensation	389	0.2%	482	0.2%
Consulting revenue	1,650	0.7%	313	0.2%

Total	$231,463	100.0%	$192,857	100.0%

     The aggregate internet revenues presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 10 of 13

Conference Call Information
     We will host a conference call to discuss our third quarter operating results on November 8, 2010. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (888) 297-0353 and the confirmation code is 5645853. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 5645853 until December 7, 2010.
Non-GAAP Terms
     This press release includes the non-GAAP financial measures of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations and less network compensation revenue, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss and cash flows reported in accordance with GAAP.

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Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (dollars in thousands):

	As Reported
	Three Months Ended
	September 30,
	2010	2009	% Change
Net income (loss)	$5,508	$(5,520)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	7,495	8,025
Amortization of intangible assets	120	145
Amortization of non-cash stock based compensation	57	346
Gain on disposals of assets, net	(85)	(1,835)
Miscellaneous expense (income), net	15	(13)
Interest expense	16,671	19,400
Income tax expense (benefit)	2,456	(3,237)
Amortization of program broadcast rights	3,733	3,822
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	8
Network compensation revenue recognized	(172)	(172)
Network compensation per network affiliation agreement	(60)	30
Payments for program broadcast rights	(3,862)	(3,827)

Broadcast Cash Flow Less Cash Corporate Expenses	31,884	17,172	86%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,312	2,962

Broadcast Cash Flow	$35,196	$20,134	75%

	As Reported
	Nine Months Ended
	September 30,
	2010	2009	% Change
Net income (loss)	$1,299	$(21,088)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	23,401	24,538
Amortization of intangible assets	362	440
Amortization of non-cash stock based compensation	274	1,044
Gain on disposals of assets, net	(609)	(4,455)
Miscellaneous income, net	(43)	(26)
Interest expense	53,713	49,520
Loss on early extinguishment of debt	349	8,352
Income tax expense (benefit)	(592)	(12,364)
Amortization of program broadcast rights	11,438	11,353
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	23	(26)
Network compensation revenue recognized	(389)	(482)
Network compensation per network affiliation agreement	(136)	30
Payments for program broadcast rights	(11,590)	(11,483)

Broadcast Cash Flow Less Cash Corporate Expenses	77,500	45,353	71%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	9,854	9,902

Broadcast Cash Flow	$87,354	$55,255	58%

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2010	Page 12 of 13

Gray Television, Inc.
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 39 digital second channels including 1 ABC, 4 Fox, 7 CW, 18 MyNetworkTV, 2 Universal Sports Network affiliates and 7 local news/weather channels in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2010 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release and its attachments is as of November 8, 2010. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
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